UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2023 (August 9, 2023)

G-III APPAREL GROUP, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18183 (Commission File Number)	41-1590959 (IRS Employer Identification No.)
(Address of principal executive offices)
512 Seventh Avenue New York, New York (Address of Principal Executive Offices)	10018 (Zip Code)

(212) 403-0500

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GIII	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement

Employment Agreement with Morris Goldfarb

On August 9, 2023 (the “Effective Date”), G-III Apparel Group, Ltd. (the “Company”) entered into a new Employment Agreement, dated August 9, 2023, with Morris Goldfarb, its Chairman and Chief Executive Officer (the “Employment Agreement”). The Employment Agreement is the result of a process involving discussions between Mr. Goldfarb and our Compensation Committee that took place over several months.

The Compensation Committee and our Board of Directors listened to the concerns that our stockholders voiced regarding the prior compensation arrangements with Mr. Goldfarb. The Committee and the Board factored in the lack of shareholder support the Company’s Say on Pay proposals received in recent years. The Committee and the Board had tried over the years to be responsive to our stockholders, but faced the reality that the Company could not unilaterally change the existing employment agreement with Mr. Goldfarb which has a term that runs through January 31, 2026.

Mr. Goldfarb voluntarily engaged with us and worked with us in agreeing to the new Employment Agreement. The major financial metrics contained in the Employment Agreement were first outlined in May 2023.

The major changes to Mr. Goldfarb’s compensation package under the Employment Agreement are threefold:

1)	A change to the structure of Mr. Goldfarb’s annual cash incentive designed to align with current market practice and to reduce the size of the annual cash incentive.
2)	A change in the mix of annual cash compensation and annual equity grants that increases the weighting of equity versus cash and encourages long-term performance and shareholder value creation.
3)	In recognition of the significant reduction in the annual cash incentive agreed to by Mr. Goldfarb, a grant of performance share units (PSUs) that may be earned over three years if certain stock price and relative Total Shareholder Return targets are achieved.

The annual cash incentive provision in the new Employment Agreement is expected to result in a substantial reduction in the annual incentive cash payment that would have been earned under the terms of Mr. Goldfarb’s prior employment agreement with the Company. Instead of an annual cash incentive based on 6% of pre-tax income, Mr. Goldfarb is eligible for a target annual cash incentive award of $4,000,000, payable if predefined performance metrics are achieved. The award is subject to a hard dollar cap if the performance metrics are exceeded.  The performance metrics include a minimum performance level that will result in no cash incentive payment to Mr. Goldfarb if the Company’s results fall below threshold. The award will also include adjustments for share dilution and EPS increases and decrease. This structure is consistent with incentive programs used by comparable companies and is described below in more detail.

The Employment Agreement is designed to reduce the annual incentive cash compensation paid to Mr. Goldfarb and increase the portion paid in equity.  This shift in the mix of cash and equity compensation responds to concerns raised by stockholders about the structure of the Company’s compensation arrangements. The Employment Agreement provides that Mr. Goldfarb will receive an annual equity grant of 300,000 with a maximum grant date fair value of $6,000,000 composed 60% of PSUs and 40% of time vested RSUs, vesting at the end of three years if the performance and service conditions are met, as described below.

Recognizing that the annual incentive cash payments that Mr. Goldfarb is expected to receive under the terms of the Employment Agreement are significantly lower than under the prior employment agreement, the Employment Agreement provides for a grant of 700,000 PSUs that may be earned over three years if certain stock price, relative Total Shareholder Return (“TSR”) targets and service conditions are achieved. The target stock price for full vesting is $30.  This stock price target is approximately double the price of the Company’s stock when negotiation of the Employment Agreement between Mr. Goldfarb and the Compensation Committee began. In addition, the number of shares that may be earned is subject to a modifier based on the Company’s relative TSR compared to the component companies in the S&P 1500 Apparel, Accessories and Luxury Goods Index. The terms of the PSU grant is described in more detail below.

We believe that the Employment Agreement, taken as a whole, is responsive to comments from our stockholders and represents a better alignment of our compensation program with stockholder interests and contemporary market practice.  We want to emphasize that we listened to our stockholders during outreach, considered our Say on Pay results and acted accordingly. We also acknowledge that Mr. Goldfarb voluntarily engaged with us and worked with us in agreeing to the new Employment Agreement.

In order for the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) to be able to include in the agreement governing the Special PSUs certain provisions with respect to satisfaction of performance conditions that do not provide for an increase in benefits in change of control situations, certain provisions of the 2015 Plan needed to be amended.  More details regarding the amendment to the 2015 Plan are provided under Item 8.01 of this Current Report.

Certain significant terms of the Employment Agreement are summarized below.

Duration of Agreement. The Employment Agreement has an initial term through January 31, 2026 with automatic renewal of the term for one-year periods on each January 31st, beginning on January 31, 2026, unless either the Executive or the Company gives six months’ notice of non-renewal to the other party by July 31st of the prior year, commencing July 31, 2025.

Salary and Benefits.  Pursuant to the Employment Agreement, as of the Effective Date, Mr. Goldfarb’s initial annual base salary would be paid at the rate of $1,350,000 per year. Mr. Goldfarb will be entitled to participate in all employee benefit plans that are generally available to senior executives of the Company, subject to eligibility requirements.

Annual Cash Incentive. The new annual cash incentive provides for an annual target cash incentive of $4,000,000 that could be earned based on financial metrics determined each year by the Committee. For fiscal 2024, the annual cash incentive will be based on Adjusted Pre-Tax Income. The target amount would be paid if the Company’s Adjusted Pre-Tax Income is equal to the Goal determined by the Committee with a maximum payout of two times the target if Adjusted Pre-Tax Income exceeds the Goal by specified amounts and a minimum payout of one-half of the target if Adjusted Pre-Tax Income is below the goal. There would be no annual cash incentive paid if Adjusted Pre-Tax Income is less than 80% of the Goal. The amount of the annual cash incentive can be increased by up to 5% based on a decrease in shares outstanding or decreased by 5% based on an increase in shares outstanding. In addition, the target bonus could be increased by up to 15% based on an increase in Adjusted EPS compared to the prior year and decreased by up to 15% based on a decrease in Adjusted EPS compared to the prior year.  There is expected to be a significant reduction in the annual cash incentive paid to Mr. Goldfarb under the Employment Agreement compared to the annual cash incentive based on the formula contained in the prior employment agreement.

Special Equity Grant. In recognition of the significantly reduced annual incentive cash payments that Mr. Goldfarb has voluntarily agreed to under the terms of the Employment Agreement, the Employment Agreement provides for a grant of 700,000 performance stock units (the “Special PSUs”) that may be earned if certain stock price, relative Total Shareholder Return target and service conditions are achieved. The Special PSUs will be issued in two installments with 380,000 Special PSUs issued on the Effective Date and 320,000 PSUs issued no later than February 29, 2024.  Vesting of the PSUs is subject to the satisfaction of performance and service conditions contained in the agreement awarding the Special PSUs (the “Special PSU Agreement”).  Reference is made to the Special PSU Agreement that is Exhibit 10.2 to this Form 8-K for a complete description of the performance and service conditions, as well as other provisions related to the Special PSUs.

Annual Equity Grant. The Employment Agreement provides for an annual grant of performance stock units (“Annual PSUs”) and restricted stock units (“Annual RSUs”) commencing with the fiscal year ending January 31, 2025. Executive shall be entitled to receive annual grants for an aggregate of 300,000 shares with 60% of such shares being subject to Performance Stock Units (“Annual PSUs”) and 40% of such grants being subject to Restricted Stock Units (“Annual RSUs”); provided, however, that the aggregate grant date fair value for the annual grants based on the closing price of the Company’s common stock on the date of grant may not exceed $6,000,000. (By way of example, if the closing price of the Company’s common stock on the date of grant is $20 or less, then the annual grant shall be for an aggregate of 300,000 shares. If the closing price of the Company’s common stock on the date of grant is greater than $20, the aggregate number of shares subject to the annual grant will be the amount determined by dividing $6,000,000 by such closing price with 60% of such shares being subject to Annual PSUs and 40% of such shares being subject to Annual RSUs.) The performance metrics and other terms and conditions of the Annual PSUs, including time vesting provisions, shall be as determined by the Compensation Committee and the Annual RSUs shall be subject to three-year cliff vesting.

The number of shares of common stock to which the PSU and RSU awards relate will be appropriately adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.

Effect of Termination. In the event of Mr. Goldfarb’s death during the term, his estate will receive 12 months of his then current salary plus compensation pursuant to the annual cash incentive for that fiscal year (based on actual performance) prorated according to the number of days of employment in such fiscal year. In the event of his termination due to disability during the term, he will receive 50% of salary for the remaining term of the Employment Agreement.

If during the term of the Employment Agreement the Company terminates Mr. Goldfarb’s employment without “Cause” or if he terminates his employment with “Cause” or for “Good Reason” (all as defined in the Employment Agreement), Executive will be entitled to receive a lump sum cash severance equal to the sum of two times his then-current base salary and two times his target bonus.

Effect of Change of Control. If, during the term of the Employment Agreement, a “change of control” (as defined therein) occurs, and the Company terminates Executive’s employment without “Cause” or if he terminates his employment with “Cause” or for “Good Reason” after a “change in control,” then Executive is entitled to a lump sum cash payment of 2.99 times five-year average compensation as reported on his form W-2 and three years of full benefit continuation or the equivalent.

Restrictive Covenants. The Employment Agreement contains certain restrictive covenants that apply during and after his employment, including an agreement to not disclose confidential information at any time during the term of the agreement or thereafter, and, for a two-year period following his termination of employment for any reason, non-competition and non-solicitation agreements.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text, filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information with respect to the Employment Agreement and the PSU award set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01     Other Events.

In recognition of the reduced annual incentive cash payments that Mr. Goldfarb would receive under the terms of the Employment Agreement, the Employment Agreement provides for grant of the Special PSUs pursuant to the 2015 Plan. In order for the Committee to be able to include in the Special PSU Agreement certain provisions with respect to satisfaction of performance conditions that do not provide for an increase in benefits in change of control situations, certain provisions of the 2015 Plan were amended. Sections 9.1 and 9.2 of the 2015 were amended to allow the Committee to determine vesting of the Special PSUs in a change in control situations based on actual performance rather than based on target (i.e. maximum) levels.

The foregoing description of the amendments to the 2015 Plan, as amended, does not purport to be complete and is qualified in its entirety by reference to the complete text, filed herewith as Exhibit 10.3, which is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

10.1Employment Agreement, dated August 9, 2023, between G-III Apparel Group, Ltd. and Morris Goldfarb.

10.2Performance Share Unit Agreement, dated August 9, 2023.

10.3G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan, as amended.

104Cover Page Interactive Data File (embedded within the Inline XBRL document).

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated August 9, 2023, between G-III Apparel Group, Ltd. and Morris Goldfarb.
10.2 10.3 104	Performance Share Unit Agreement, dated August 9, 2023. G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan, as amended. Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G-III APPAREL GROUP, LTD.

Date: August 10, 2023	By:	/s/ Neal S. Nackman
	Name:	Neal S. Nackman
	Title:	Chief Financial Officer